UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 31, 2012

ADAMIS PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 310 Del Mar, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 31, 2012, Adamis Pharmaceuticals Corporation (the “Company”) entered into a Convertible Promissory Note (the “Note”) with an individual investor (the “Investor”), evidencing a loan by the Investor to the Company of $600,000 of gross proceeds, in consideration of the issuance by the Company to the Investor of the $600,000 principal amount Note and 600,000 shares (the “Shares”) of common stock of the Company (“Common Stock”).  Interest on the outstanding principal balance of the Note accrues at a rate of 10% per annum and is payable monthly commencing February 1, 2013.  All unpaid principal and interest on the Note is due and payable on September 30, 2013 (the “Maturity Date”).

At any time on or before the Maturity Date, the Investor has the right to convert part or all of the principal and interest owed under the Note into Common Stock at a conversion price equal to $0.55 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of Common Stock).

Events of default under the Note include: (a) the Company fails to make payment of the principal amount of the Note when due and fails to cure the default within the permitted cure period; or (b) the Company fails in any material respect to comply with or to perform when due any other material term, obligation, covenant, or condition contained in the Note and fails to cure the default within the permitted cure period.  In the event of a default by the Company, the Investor must provide the Company with written notice of default, and the Company will have five business days to cure the default.  Upon an event of default that is not cured, the Investor may declare the entire unpaid amount owed under the Note immediately due, subject to the subordination provisions set forth in the Note.  Upon the failure to pay the principal amount owed under the Note upon the Maturity Date, the Investor, at its option, may charge default interest on the Note at a rate equal to the lesser of (i) 18% per annum and (ii) the maximum rate permitted under applicable usury or other laws.

The Note includes subordination provisions providing that payments of amounts under the Note (other than scheduled interest payments), and any other obligation that the Company may have to the Investor (“Subordinated Indebtedness”), are subordinated to the payment in full of all “Senior Indebtedness” of the Company, which is defined as any obligations of the Company to Gemini Master Fund, Ltd. or its affiliates that are outstanding on the date of the Note or created thereafter, and that as between the Investor and any holder of Senior Indebtedness (“Senior Lender”) the Senior Lender will hold a first priority lien in any collateral relating to the Senior Indebtedness.  Until all of the Senior Indebtedness has been paid in full and the Senior Lender has released any liens relating to collateral, the Investor may not, without the Senior Lender’s prior written consent, demand, receive or accept any payment, other than current interest payments, from the Company in respect of the Subordinated Indebtedness, or exercise any right of or permit any setoff in respect of the Subordinated Indebtedness.  The Note includes other customary subordination provisions, including provisions subordinating the Subordinated Indebtedness to any Senior Indebtedness in the event of bankruptcy or similar proceedings or events.  In addition, if an event of default occurs with respect to any Senior Indebtedness permitting the holder to accelerate the maturity thereof, then, unless the event of default has been cured or waived or has ceased to exist, or all Senior Indebtedness has been paid in full, no payment may be made in respect of the Note for a period of 180 days after the first occurrence of such event of default.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The securities were issued in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The Investor holding the Note described above represented that the Investor was an accredited investor as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

Item 8.01                     Other Events

As the Company has previously reported in reports on Form 8-K and other periodic reports that we have filed with the Securities and Exchange Commission, on April 2, 2012, we completed the closing of a private placement financing transaction with Gemini Master Fund, Ltd., pursuant to a Securities Purchase Agreement.  The Company issued a 10% Senior Convertible Note in the aggregate principal amount of $1.0 million and 1,000,000 shares of common stock of the Company, and received gross proceeds of $1.0 million.  Principal and accrued and unpaid interest was due and payable on January 2, 2013.  The note was convertible into shares of the Company’s common stock at any time at the discretion of the investor at a conversion price per share of $0.25.

Before the maturity date of the note, Gemini elected to convert all of the remaining unconverted principal of the note and related interest into shares of common stock, and the note is no longer outstanding.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated:	January 4, 2013.	By:	/s/ Robert O. Hopkins
		Name:	Robert O. Hopkins
		Title:	Chief Financial Officer